MEDIABAY, INC.
                        (formerly Audio Book Club, Inc.)

                   Supplement No. 2 dated February 15, 2000 to
                        Prospectus dated August 25, 1999

     This Supplement contains information relating to the table under the caption "Selling Shareholders" in our August 25, 1999 prospectus.

     In December 1999, Mr. Norton Herrick agreed to sell the $9,000,000 principal amount Note to SPH Equities, Inc. As of January 24, 2000, SPH Equities had purchased $4,223,750 principal amount of the Note. On January 24, 2000, Norton Herrick, MediaBay, Inc. and SPH Equities mutually agreed to terminate SPH Equities' right to purchase the balance of the Note. On February 7, 2000, Diversified Investment Fund Limited Partnership purchased $2,000,000 principal amount of the Note from Mr. Herrick. The disclosure regarding SPH Equities in the Selling Shareholders table is revised accordingly. In addition, the following disclosure regarding Mr. Herrick and Diversified is added in this table:

                             Beneficial Ownership of                         Shares Beneficially     % of Shares
Shareholders for which       Shares of Common Stock,                         Owned Assuming the      Beneficially Owned
Shares are Being             including Shares          Shares Registered     Sale of the Shares      Assuming the Sale of
Registered for Sale          Registered for Sale       for Sale              Registered              the Shares Registered
----------------------       -----------------------   -----------------     -------------------     ---------------------
                                    179,775                 179,775                   0                         0

Norton Herrick                    3,881,431                 724,550               3,221,660                   26.3%

     Norton Herrick's beneficial ownership of shares of common stock does not include 64,779 of the 475,000 shares registered for sale by Mr. Herrick since these shares represent shares issuable upon exercise of warrants that may be issuable to Mr. Herrick upon the occurrence of specified events.